FOR FURTHER INFORMATION:



CONTACT FOR BROOKDALE:                       CONTACT FOR CAPITAL Z:
Mark J. Schulte                              Tracey T. Stearns
President and Chief Executive Officer        Kekst and Company
Brookdale Living Communities, Inc.           (212) 521-4800
(312) 977-3700

Sharon J. Erikson
Vice President
Fleishman Hillard
(312) 751-8878


FOR IMMEDIATE RELEASE
FRIDAY, MAY 14, 1999

          BROOKDALE LIVING COMMUNITIES, INC. ANNOUNCES CLOSING OF $100
                        MILLION INVESTMENT BY CAPITAL Z
                        -------------------------------

                 BROOKDALE TO ELECT TWO CAPITAL Z BOARD MEMBERS
                 ----------------------------------------------


Chicago, May 14, 1999 - Brookdale Living Communities, Inc. (NASDAQ: BLCI), a national provider of senior and assisted living services to the elderly, today announced the closing of the previously announced $100 million investment in the Company by Health Partners, an investment vehicle sponsored by Capital Z Financial Services Fund II, L.P.

In connection with this investment by Capital Z, Brookdale is very pleased to announce the appointment of Paul H. Warren, a partner of Capital Z, to the Company's Board of Directors as a Class I director. Brookdale also expects, following its May 20, 1999 annual meeting of shareholders, to appoint Mark H. Tabak, a partner of Health Partners, to the Company's Board of Directors as a Class II director. As a result of the Capital Z appointments, Brookdale's Board will increase in size from seven to nine members. Mr. Warren's and Mr. Tabak's summary biographies are as follows:

Paul H. Warren, 43, is a partner of Capital Z Partners. Mr. Warren was previously a Partner in Insurance Partners Advisors, L.P., a fund dedicated to the Health and Insurance industries that invested $540 million from 1994 to 1998. Mr. Warren was a Managing Director of International Insurance Advisors, Inc. from 1992 until the formation of Insurance Partners Advisors, L.P.

Previously, Mr. Warren was a Vice President at J.P. Morgan & Co. in the Insurance Group. From 1979 until 1985, Mr. Warren held various positions at the Assistant Secretary level in the Hong Kong Government. He is also currently a Director of Provincia Salud, an Argentine-based healthcare company, Provincia A.R.T., the leading workers' compensation company in Argentina, Corporate Health Dimensions, the leading U.S. provider of worksite clinic management services, and United Payors & United Providers, Inc., a national preferred provider organization.

Mark H. Tabak, 49, is the President and Chief Executive Officer of International Managed Care Advisors LLC, the healthcare operating partner for Capital Z Partners. Formerly, Mr. Tabak served as President of AIG Managed Care, Inc., a subsidiary of American International Group from 1993 to 1996. Prior to joining AIG, he served as President and CEO of Group Health Plan, a St. Louis-based HMO company, and from 1982 to 1986 he was President of Health America Development Corporation. Mr. Tabak is a Director of Provincia Salud, Provincia A.R.T., Ceres Group, an indemnity health insurer, and Corporate Health Dimensions.

Brookdale Living Communities, Inc. is a provider of senior and assisted living services to the elderly, with 19 facilities in 11 states containing an aggregate of approximately 4,168 units located in urban and suburban areas of major metropolitan markets. In addition, the Company has five facilities containing approximately 1,100 units under construction and another five facilities with a total of 1,100 units under development, the construction of which is expected to commence in the next twelve months.

Based in New York, Capital Z Financial Services Fund II, L.P. is a $1.85 billion global private equity fund that focuses exclusively on investments in the insurance, financial services and healthcare services industries. The fund, which was formed in August 1998, is managed by Capital Z Partners, a global alternative asset management firm headquartered in New York City with offices or affiliates in London and Hong Kong. Capital Z Partners also manages Capital Z Investments, L.P., a $1.5 billion fund which focuses exclusively on investments in private equity funds, hedge funds and other alternative investment vehicles. Since 1990, Capital Z Partners and its predecessor funds have invested in excess of $1.5 billion in over 50 transactions with an aggregate market value in excess of $12 billion.

This news release contains certain forward-looking statements. When used in this news release, the words "believes," "expects," "anticipates," "estimates" and similar words or expressions are generally intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties, such as the risks detailed in Brookdale's filings with the Securities and Exchange Commission.

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